Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on or about February 1, 2006 pertaining to the 2000 Equity Incentive Plan, 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan and 2005 Employee Stock Purchase Plan of SGX Pharmaceuticals, Inc. of our report dated April 3, 2005, except for paragraphs 3 through 6 of Note 10 as to which the date is April 21, 2005 and paragraph 5 of Note 1 as to which the date is January 3, 2006, with respect to the consolidated financial statements of SGX Pharmaceuticals, Inc. for each of the three years in the period ended December 31, 2004 included in its Registration Statement on Form S-1 (No. 333-128059) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California
January 26, 2006